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                                                                      EXHIBIT 12

                           COCA-COLA ENTERPRISES INC.

                       EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                          (In millions except ratios)

                                          Quarter ended        Nine months ended
                                       ------------------     ------------------
                                       Oct. 1,    Oct. 2,     Oct. 1,    Oct. 2,
                                        1999       1998        1999       1998
                                       -------    -------     -------    -------
Computation of Earnings:
  Earnings (loss) from continuing
    operations before income
    taxes...........................     $156       $129       $114       $222
  Add:
    Interest expense................      180        171        541        520
    Amortization of
      capitalized interest..........        0          0          1          1
    Amortization of debt premium/
      discount and expenses.........        7          7         22         20
    Interest portion of rent
      expense.......................        7          8         21         21
                                         ----       ----       ----       ----
Earnings as Adjusted................     $350       $315       $699       $784
                                         ====       ====       ====       ====
Computation of Fixed Charges:
  Interest expense..................     $180       $171       $541       $520
  Capitalized interest..............        0          2          2          4
  Amortization of debt premium/
    discount and expenses...........        7          7         22         20
  Interest portion of rent
    expense.........................        7          8         21         21
                                         ----       ----       ----       ----
Fixed Charges.......................      194        188        586        565
Preferred Stock Dividends...........        1          0          4          0
                                         ----       ----       ----       ----
Combined Fixed Charges and
   Preferred Stock Dividends........     $195       $188       $590       $565
                                         ====       ====       ====       ====

Ratio of Earnings to Fixed
   Charges (a)......................     1.80       1.68       1.19       1.39
                                         ====       ====       ====       ====
Ratio of Earnings to Combined
   Fixed Charges and Preferred
   Stock Dividends (a)..............     1.79       1.68       1.19       1.39
                                         ====       ====       ====       ====

(a) Ratios were calculated prior to rounding to millions.